Exhibit 99.1
CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES THE APPOINTMENT OF A NEW
MEMBER OF ITS BOARD OF DIRECTORS
NEW ALBANY, OHIO, August 13, 2008 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced the appointment of John W. (Jack) Kessler as a member of its Board of Directors. Mr. Kessler has also been appointed by the Board to serve on its Nominating and Corporate Governance Committee and the Compensation Committee.
Mr. Kessler has been the owner of the John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler is currently on the board of directors of Abercrombie & Fitch Co. and The John Glenn School of Public Affairs and is a past chairman of The Ohio State University Board of Trustees, The Ohio Public Works Commission and the Greater Columbus Chamber of Commerce. Mr. Kessler has also served on the board of directors of The Limited, Inc., the Cleveland Federal Reserve and JPMorgan Chase & Co.
“We are fortunate to have someone with Jack’s breadth of experience join our Board,” stated Scott D. Rued, Chairman of the Board of Commercial Vehicle Group, Inc. “He is a seasoned executive with significant private and public company exposure in a variety of industries and will be a valuable addition,” added Mr. Rued.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia.
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